Exhibit 10.11

LICENSE AGREEMENT

PREAMBLE

THIS LICENSE AGREEMENT (“Agreement”) is entered into and effective this 8th day of March 2018, (the “Effective Date”) by and between Transducerworks, LLC (“TW’) having an office located at 2821 Earlystown Rd, Centre Hall, PA 16828, and Cerevast Medical, Inc. (Cerevast) having an office located at 11601 Willows Road NE, Suite 100, Redmond, WA 98052, individually referred to as “Party” and collectively referred to as the “Parties.”

WHEREAS, TW’s business includes the design and manufacture of ultrasound transducer arrays and associated ultrasound systems; and

WHEREAS, Cerevast’s business includes medical ultrasound systems and applications.

WHEREAS, TW possess proprietary technical Information regarding ultrasound transducer array design and fabrication; and

WHEREAS, Cerevast desires to use such technical Information for the production of ultrasound transducers; and

WHEREAS, TW is interested in providing such technical Information to Cerevast for such purpose,

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the Parties agree as follows:

ARTICLE 1          The Parties and Definitions

Licensee Contact Information:

Cerevast Medical, Inc.	John Alleman

11601 Willows Road NE, Suite 100	Chief Operating Officer

Redmond, WA 98052	jalleman@cerevast.com

425-748-7529

Licensor Contact Information:

Transducerworks, LLC	Matt Spigelmyer

2821 Earlystown Rd	Director

Centre Hall, Pennsylvania 16828	MSpigelmyer@transducerworks.com

814-574-0404

Any written notice, direction, instruction, request, or other communication required or permitted under this Agreement, including payment invoices from Cerevast to TW, shall be deemed to have been duly given on the date of receipt, and shall be either served personally or mailed to the Party to whom notice is to be given, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address stated opposite its name above, or at the most recent address specified by written notice given to the other Party in the manner provided in this Article 1 (“Notice”).

1.1	Definitions.

“Agreement” has the meaning given in the Preamble.

“Background Intellectual Property” with regard to each Party, has the meaning given in Section 3.1.

“Background Patent Document” has the meaning given in ARTICLE 3.

“Commercial Year” has the meaning given in Section 9.2.

Cerevast is the Party described in the Preamble and ARTICLE 1.

“Defined Field of Use” has the meaning as given in Section 5.1

“Effective Date” has the meaning given in the Preamble.

“Governmental Authority” has the meaning given in Section 13.2.

“Information” has the meaning given in Section 13.1.

“Information Transfer” has the meaning given in ARTICLE 8.

“Information Transfer Period” has the meaning given in Section 8.2.

“Licensed Patents” those patents or patent applications listed on Exhibit A attached hereto.

“Minimum Sales Targets” have the meaning given in Section 9.1.

“Notice” has the meaning given in ARTICLE 1.

“Party” and “Parties” has the meaning given in the Preamble.

“Product” has the meaning given in Section 5.1.

“Royalty Fee” has the meaning given in Section 9.1.

“Royalty Report” has the meaning given on Section 9.3.

“Term” has the meaning given in ARTICLE 10.

“TW’ is the Party described in the Preamble and ARTICLE 1.

ARTICLE 2          Subject Matter

The subject matter of this Agreement includes:

(a)           Licensed Patents

(b)          TW proprietary information and know-how regarding design and fabrication of transducer arrays and implementation of transducer arrays in ultrasound systems

(c)          as reasonably necessary and mutually agreed by the Parties, various transducer design approaches and other applicable background data including various transducer array architectures and fabrication methods;

where (b) and (c) are included in Information.

ARTICLE 3          Ownership

3.1	Background Intellectual Property

As used in this Agreement, the term “Background Intellectual Property” includes (i) all patents, patent applications, foreign equivalents, utility models, trade names, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications and software rights and (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, trade secrets, formula, methodology, mask works, research and development, business methods, databases, processes and technology owned or licensed by a Party prior to execution of this Agreement.

3.2	TW Intellectual Property.

TW represents and warrants to Cerevast that TW has proprietary Information, know-how and Background Intellectual Property related to the design and fabrication of ultrasound transducer arrays and owns the Licensed Patents. (“Background Patent Documents”). TW agrees that to the best of its current knowledge, there should be no infringement of third party intellectual property rights by products to be sold by Cerevast under this Agreement to the extent that such products only include elements or features of transducers covered by the Background Patent Document.

3.3	Cerevast Intellectual Property.

Cerevast represents and warrants to TW that Cerevast has Background Intellectual Property related to ultrasound medical applications. Cerevast agrees that to the best of its current knowledge, there should be no infringement of third party intellectual property rights by products to be sold by Cerevast under this Agreement to the extent that such products include elements of Cerevast’s Background Intellectual Property.

3.4	Title Remains.

Each Party shall continue to own its respective Background Intellectual Property. Title and all rights of Information transferred by TW and licensed to Cerevast under this Agreement belong to and shall remain the sole property of TW.

ARTICLE 4          Warranty

All Information made available or provided by TW will be “as is”, “where is”, “without all faults” and “without warranty”.

ARTICLE 5          Scope of License

5.1	License for Transducers

Cerevast is hereby granted a royalty bearing exclusive, non-transferable, limited license, without the right to sublicense under the Licensed Patents and to use the Information solely for. development of Product for “Transcranial Indications” as the Defined Filed of Use and no other use. The license grants permission to Cerevast to manufacture, market and sell Product in the Defined Filed of Use, wherein “Product” is defined as:

(a)          Ultrasound transducer arrays for incorporation into ultrasound systems for Transcranial Indications.

The license further grants the right to use the Information to modify the Product in order to optimize performance and/or manufacturability of the Product, but not to use the Information to make any developments outside the scope of the Licensed Patents. Any such optimizations to TW transducers are to be in accordance with the constraints and rights of the Licensed Patents.

5.2	License Restriction

Under this Agreement, Cerevast plans to sell Product in an open market and as such will not enter into any exclusive supply arrangements of Product with TW’s competitors to the extent TW provides Cerevast with a written list of such competitors within 12 months of the effective date of this agreement.

5.3	TW Right to Revoke.

TW reserves the right to revoke the license provided herein within any market due to inactivity or missed minimum sales targets set forth in Article 9, subject to dispute resolution process as defined in Article 12. Cerevast may cure any missed minimum sales targets by cash payment to TW in an amount equaling the number of transducer arrays required to meet the minimum sales target for the given Year.

ARTICLE 6          Developed Technology and/or Developed Patents

6.1	Cerevast Developments.

If during the Term of the Agreement, Cerevast, either independently or jointly with TW, develops any technology (“developed technology”) and/or intellectual property (“developed intellectual property”) related to Information provided by TW under this Agreement, then TW shall solely own all right, title and interest in such developed technology and/or developed intellectual property. TW shall grant a royalty-free (except for Royalty Fees defined in Article 9 below), exclusive within the Defined Field of Use, non-transferable without right to sub-license limited license to Cerevast for the Term of the Agreement or term of the developed patent(s), whichever is longer.

6.2	TW Developments.

If during the Term of the Agreement, TW independently develops any technology and/or intellectual property falling within the scope of the License as set forth in Article 5, Cerevast shall have a ninety (90) day option from notice of such developed technology and/or developed intellectual property to (i) exclusively license any such developed technology and/or developed intellectual property within the Defined Field of Use.

ARTICLE 7          Sub-licensing

There is no initial sublicensing right being granted to Cerevast. Sub-licensing (within the Defined Field of Use) will be negotiable during the Term of the Agreement and the right to sublicense will not be unreasonably withheld, if requested.

ARTICLE 8          Information Transfer Period

8.1	Subsequent to execution of this Agreement, TW shall provide engineering support, technician support and/or machine shop support to Cerevast, as required, according to the following fee schedule:

(a)          Engineering Support - $125/hr

(b)          Technician Support - $75/hr

(c)          Machine Shop Support - $100/hr

8.2	During the period leading up to Cerevast assuming sole manufacturing responsibilities for the transducer arrays, TW shall manufacture pre-production volumes of the transducer arrays as required by Cerevast according to the following fee schedule:

(a)          Not to exceed cost of goods plus 20%

The Information Transfer Period shall conclude upon Cerevast assuming sole manufacturing responsibilities for the transducer arrays and shall not exceed 4 years from the Effective Date of this Agreement. The Information Transfer Period may be extended by mutual agreement of the Parties in writing.

ARTICLE 9          Royalties; Payment Terms

9.1	TW Royalty Fee

TW “Royalty Fee” means the amount paid to TW by Cerevast for the right to manufacture, market, and sell the Product under this Agreement. The Royalty Fee will commence upon the first Commercial Year as defined below. To ensure good faith marketing and sales efforts, Cerevast shall use its best efforts to meet the “Minimum Sales Targets” for the field of use shown below:

MINIMUM SALES TARGETS

• Year 1: • Year 2: • Years 3+:	1,000 transducer arrays 2,500 transducer arrays 5,000 transducer arrays

The Royalty Fee shall be set according to the following annual schedule:

Royalty Fee:

(a)          $50/transducer sold in territories covered by the Licensed Patent(s)

(b)          $30/transducer sold in territories not covered by the Licensed Patent(s)

9.2	Market Reevaluation and Rights of Termination

TW and Cerevast will jointly reevaluate the market potential and corresponding Minimum Sales Targets in the licensed field of use on a semi-annual basis in “Commercial Years” 1 and 2, where Commercial Year 1 is the first twelve month period beginning upon completion of the Information Transfer Period and upon having received the requisite regulatory approval to market the Product, and annually in each Commercial Year thereafter until expiration of the Agreement. TW reserves the right to terminate the license provided herein within all licensed fields of use if any of the Minimum Sales Targets are not met or due to inactivity, subject to dispute resolution process as defined in Article 12.

9.3	Royalty Payments, Audit Rights.

Royalty Fees will be payable to TW on a semi-annual basis, beginning January 1st of the first year following the Effective Date of the Agreement. A “Royalty Report” detailing the amount of invoiced sales will be due within sixty (60) days of the last day of June and December. Payment will be due within fifteen (15) days of the issuance of the TW’s invoice based upon the Royalty Report. TW shall have the right to conduct reasonable audits limited to sales information of the Product at its expense. TW will provide reasonable notice of at least forty-five (45) days upon its election to audit.

9.4	Payment Terms.

(a)          TW shall furnish Cerevast an invoice indicating the Royalty Fees being invoiced based upon the Royalty Report received as provided in Section 9.3.

(b)          Payment of the invoice will be due within fifteen (30) days of the issuance of the invoice. All payments to TW shall be made by electronic transfer of funds to the account designated in writing by TW to Cerevast.

(c)          Should TW, by audit or otherwise, find the Royalty Report is not accurate, it shall submit a second invoice to Cerevast together with TW’s findings. Upon agreement by Cerevast of the second invoice it will pay amount provided pursuant to Section 9.4 (b). If Cerevast disputes the finding then the Parties shall resolve the matter pursuant to Article 12. In the event TW prevails in dispute resolution, TW shall be permitted to add a late payment fee in an amount equal to or less than a rate of interest per annum of the prime rate quoted from time to time by the J.P. Morgan Chase Bank, New York, New York plus five percent (5%).

ARTICLE 10       Term

The “Term” of the Agreement will be the expiration of the last active Licensed Patent listed on Exhibit A attached hereto. Cerevast acknowledges the licensed subject matter under this Agreement includes TW Information, including proprietary information and know-how as set forth in Article 2. Upon expiration of the Term of this Agreement, Cerevast and TW shall work in good faith to negotiate a new license agreement addressing the TW Information transferred under this Agreement.

TW may terminate the Agreement as provided in Section 9.2. Either Party is entitled to terminate the Agreement if the other Party breaches the terms and fails to cure the breach. The Agreement may also be terminated by either Party if the other Party files a petition for bankruptcy or becomes insolvent.

ARTICLE 11       Obligations

In the event either Party becomes aware of a third party infringing the Licensed Patents that Party shall notify the other Party of such infringement, TW shall take reasonable measures to enforce such patents against any infringing third party in Cerevast’s’ Defined Field of Use. In the event of such infringement, Cerevast and TW agree to split the costs evenly between the Parties.

ARTICLE 12       Disputes

In the event of a material dispute that may arise out of the Agreement between the Parties, the Parties agree to enter into good faith discussions not to exceed 30 days to attempt to amicably resolve such dispute prior to commencement of any legal proceedings (for example, mediation or arbitration). Efforts may include use of a mutually agreed alternative dispute resolution mechanism.

12.1	Applicable Law

The Parties agree to abide by the all applicable laws. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, exclusive of conflicts or choice of law provisions or the United Nations Convention on Contracts for the International Sale of Goods.

12.2	Litigation

Any and all litigation arising out of or resulting from this Agreement shall be confined to the state and federal courts located in New York, New York, which courts shall have exclusive jurisdiction with respect to all disputes arising out of or relating to this Agreement. Cerevast expressly and irrevocably consents to the jurisdiction of such courts. Nothing in the preceding sentence shall, however, be deemed or construed to limit or restrict TW and/or Cerevast from seeking or obtaining an injunction to protect its patents, trade secrets, copyrights, trademarks or other intellectual property in any other court or forum.

ARTICLE 13       Confidential Information

13.1	Confidential Information.

This Agreement contemplates that the Parties will make available to one another certain confidential information relating to products, processes and services, and other associated confidential information including the information described in Article 2, 3 and 5 herein (collectively, “Information”). Each Party agrees to keep the other’s Information confidential for ten (10) years following termination or expiration of the Agreement. Each of the Parties agrees to receive and maintain all Information in confidence and to disclose Information except for the purpose for which it was supplied and then only to those employees, officers, directors, attorneys, accountants and auditors having a need to know the Information provided that such parties are subject to confidential obligations for the Information as least as restrictive as the terms of this Agreement and not disclosed to third parties (including affiliates or contractors), including this Agreement. Prior to disclosing such Confidential Information to any third party, a Party shall (i) enter into an agreement with such third party requiring said third party to protect the Information and to keep it confidential and which acknowledges that disclosing Party is a third party beneficiary or such agreement, and (ii) obtain the disclosing Party’s prior written approval (not to be unreasonably withheld or unduly delayed) of the agreement before any Information is disclosed to the third party. The provisions of this paragraph shall not apply to information, notwithstanding any confidential designation thereof, that was rightfully known by the Party without any restriction as to disclosure or use at the time it is furnished, that is or becomes generally available to the public without breach of any agreement, or that is received from a third party without limitation or restriction on said third party or receiving Party at the time of disclosure.

13.2	Disclosure Pursuant to Government Mandate.

When required by appropriate governmental authority (“Governmental Authority”) pursuant to a Law, a Party may disclose such Confidential Information to such Governmental Authority; provided, however, that prior to making any such disclosure, the Party will: (a) provide disclosing Party with timely advance written notice of the Information requested by such Governmental Authority and the intent to so disclose; (b) minimize the amount of Confidential Information to be provided consonant with the interests of the disclosing Party and its subcontractors and the requirements of the Governmental Authority involved; and (c) make every reasonable effort (which shall include participation by the disclosing Party in discussions with the Governmental Authority involved) to secure confidential treatment and minimization of the Confidential Information to be provided. In the event that efforts to secure confidential treatment are unsuccessful, the disclosing Party shall have the prior right to revise such Confidential Information to minimize the disclosure of such Confidential Information in a manner consonant with its interests and the requirements of the Governmental Authority involved.

ARTICLE 14       General Provisions

14.1	References.

As used in this Agreement, the terms “herein,” “hereunder”, “herewith” and “hereof” are references to this Agreement, taken as a whole, the term “includes” or “including” shall mean “including, without limitation,” and references to a “Section,” “Article” or “Schedule” shall mean a Section, Article or Schedule of this Agreement, as the case may be, unless specifically stated otherwise. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.

14.2	Third Parties

Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed to create any duty to, or standard of care with respect to or any liability to any person who is not a Party to this Agreement

14.3	Non-Waiver

Any failure of any Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

14.4	Severability

If any phrase, sentence, clause, Section or Article contained in this Agreement is held invalid by a court of competent jurisdiction, such a ruling shall not affect the validity of the remaining portions of the Agreement so long as the material purposes of this Agreement can be determined and effectuated. The Parties shall negotiate appropriate modifications to the Agreement to restore the Agreement to the Parties’ original intent.

14.5	Amendments

No change, amendment or modification of this Agreement shall be valid or binding upon the Parties hereto unless such change, amendment or modification shall be in writing and duly executed by both Parties hereto.

14.6	Joint Effort

Preparation and negotiation of this Agreement has been a joint effort of the Parties and neither the Agreement nor any of its provisions shall be construed against either of the Parties as the drafting party or otherwise. Each Party has retained its own experts and professionals, and has not relied on the expert or professional advice of the other Party hereto.

14.7	Captions

The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

14.8	Assignment

This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld, and any purported assignment without such prior written consent shall be null and void.

TW may assign the Agreement without prior written consent from Cerevast, in whole or in part, to any of its subsidiaries, parent, affiliate or successor organizations (whether as a result of reorganization, restructuring or sale), or may assign the Agreement in whole or in part, to such entity that substantially all of the assets or direct ownership thereof relating to the power generation business have been transferred.

Unless otherwise agreed to in writing by the Parties, an assignment shall not relieve the assigning Party of its obligations under the Contract or otherwise delegate such.

14.9	Survival

The provisions of Article 1, Article 12, Article 13 and Article 14 of this Agreement shall survive the expiration or other termination of the Agreement.

14.10	Counterparts

This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original.

14.11	Complete Agreement

This Agreement, including all Attachments and Schedules attached hereto, constitutes the complete agreement between the Parties as of the Effective Date, and supersedes any and all agreements (oral or written), proposals, discussions or representations made or dated prior thereto concerning the subject of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by the authorized representatives.

Transducer works, LLC

By:	/s/ Matthew T. Spigelmyer

Name:	Matthew T. Spigelmyer

Title:	Director

Cerevast Medical, Inc.

By:	/s/ Bradford A. Zakes

Name:	Bradford A. Zakes

Title:	President and CEO

Date:	March 7, 2018.

Exhibit A List of patents and applications covered by this agreement

1.	U.S. Patent Application No. 15/359,222, 2d Ultrasound Transducer Array and Methods of Making the Same

2.	PCT Application Serial No. PCT/US17/62805, 2d Ultrasound Transducer Arrays and Methods of Making the Same